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                                                                     EXHIBIT 8.1


                                December 10, 2001




Direct Dial                                                           Client No.
(949) 451-3961                                                     C 29003-00721


Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, CA 92503

         Re: FLEETWOOD CAPITAL TRUST II AND 9.75% CONVERTIBLE TRUST II SUBORDINATED DEBENTURES OF FLEETWOOD ENTERPRISES, INC., AND FLEETWOOD CAPITAL TRUST III AND 9.75% CONVERTIBLE TRUST III SUBORDINATED DEBENTURES OF FLEETWOOD ENTERPRISES, INC.

Gentlemen:

         We have acted as tax counsel to Fleetwood Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the issuance by the Company of:
(i) 9.75% Convertible Trust II Subordinated Debentures, which mature on February 15, 2013 (the "Exchange Debentures"), to Fleetwood Capital Trust II, a statutory business trust created under the Delaware Business Trust Act of the State of Delaware ("Trust II"); and (ii) 9.75% Convertible Trust III Subordinated Debentures, which mature on February 15, 2013 (the "Cash Offer Debentures"), to Fleetwood Capital Trust III, a statutory business trust created under the Delaware Business Trust Act of the State of Delaware ("Trust III"). The terms of the Exchange Debentures and the Cash Offer Debentures, and a description of Trust II and Trust III, are set forth in the Registration Statements on Forms S-3/S-4 filed on June 12, 2001, as amended (the "Registration Statement") and the operative documents described therein.

         This opinion is based on the accuracy of the facts described and the representations made in the Registration Statement. This opinion is also based upon the assumptions that (i) the Exchange Debentures and the Cash Offer Debentures represent valid and enforceable obligations of the Company, and (ii) Trust II and Trust III will each operate in full compliance with the trust agreements and the terms of the indentures governing the Exchange Debentures and the Cash Offer Debentures ("Indenture II" and "Indenture III," respectively).

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Fleetwood Enterprises, Inc.
Page 2


         We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, of corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal, state, local, or territorial laws or the laws of any other jurisdiction.

         Based on the foregoing:

         (1) Trust II and Trust III will each be classified for U.S. federal income tax purposes as grantor trusts and not as partnerships or as associations taxable as corporations;

         (2) The Exchange Debentures and the Cash Offer Debentures, when issued, authenticated and delivered in accordance with the terms of Indenture II and Indenture III, respectively, will constitute indebtedness of the Company for U.S. federal income tax purposes; and

         (3) We confirm that the discussion set forth in the Registration Statement under the caption "United States Federal Income Tax Considerations," sets forth our opinion as to the material U.S. federal income tax considerations related to the exchange offer and the ownership and disposition of the exchange preferred securities and cash offer preferred securities, and common stock received upon a conversion of exchange preferred securities or cash offer preferred securities, by holders that receive their exchange preferred securities in the exchange offer or purchase their cash offer preferred securities in the cash offer.

         This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any variation or difference in the facts from those set forth in the Registration Statement or the operative documents described therein may affect the conclusions stated herein.

         We hereby consent to the use of our name and our opinion under the caption "United States Federal Income Tax Considerations" in the Registration Statement.

                                        Very truly yours,


                                        /s/ GIBSON, DUNN & CRUTCHER LLP

                                        GIBSON, DUNN & CRUTCHER LLP

SMK/pam